Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated April 30, 2013

201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee Enterprises refinances Pulitzer Notes with Berkshire Hathaway

DAVENPORT, Iowa (April 30, 2013) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, has reached agreement with Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) to refinance $94 million of long-term debt known as the Pulitzer Notes.

The refinancing reduces the interest to a fixed rate of 9.0% and extends the maturity from December 2015 to April 2017. The current interest rate of 11.3% had been scheduled to increase to 12.05% in January 2014 and 12.8% in January 2015. Pulitzer Inc., a wholly owned subsidiary of Lee, will be a co-borrower in the new facility with its subsidiary St. Louis Post-Dispatch LLC.  Pulitzer Inc. was previously a guarantor of the Pulitzer Notes.

“We very much welcome Berkshire Hathaway’s continued investment in Lee, which is now represented in all elements of our capital structure,” said Mary Junck, Lee chairman and chief executive officer. “We and Berkshire share a strong belief in the enduring value of our business and the opportunities for growth in local markets such as ours. This financing will reduce our interest costs and allow the company to repay debt at an even faster pace.”

Warren E. Buffett, chairman and chief executive officer of Berkshire Hathaway, said: “Lee fits our definition of locally focused newspapers serving indispensable information in markets with a deep sense of community. We view a larger stake in Lee as a good investment for Berkshire Hathaway shareholders.”

In addition to the Pulitzer Notes, the company’s debt structure consists of 1st and 2nd Lien facilities, along with a $40 million undrawn revolver.  The new maturity date of the Pulitzer Notes coincides with that of the $175 million 2nd Lien agreement. The 1st Lien agreement, with a remaining balance of $624 million, matures in December 2015.

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said Lee’s current debt totals $893 million and that the company has now reached the debt level anticipated in September 2014 in its plan of reorganization, putting it fully 18 months ahead of schedule in terms of debt repayment. He said the Pulitzer Notes refinancing will include the addition of Lee’s 50% interest in TNI Partners in Tucson, Arizona, as collateral. TNI Partners publishes the Arizona Daily Star and azstarnet.com. The Tucson ownership interest also is being added as second lien collateral to lenders in the 2nd Lien facility.

Schmidt said the Pulitzer Notes refinancing involved no fees and that substantially all other terms and conditions were consistent with the previous agreement. The refinancing will result in a non-cash writeoff of approximately $1.6 million of a present value adjustment partially offset by a favorable adjustment of $1.2 million of interest expense, all of which will be recognized in the 13 weeks ending June 30, 2013. The transaction already has received the necessary approval from Lee’s other lenders and is expected to close in early May.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee’s newspapers have circulation of 1.2 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee’s websites and mobile and tablet products attracted 23.2 million unique visitors in March 2013. Lee’s markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; and Bloomington, IL. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

ABOUT BERKSHIRE HATHAWAY

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of Berkshire Hathaway is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information which may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not  statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned  not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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